United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 17, 2014 (June 16, 2014)

The Laclede Group, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-16681	74-2976504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 Olive Street
St. Louis, Missouri 63101
(Address of principal executive offices, including ZIP code)
(314) 342-0500
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On April 5, 2014, The Laclede Group, Inc. (“Laclede”) entered into a definitive stock purchase agreement to acquire all of the outstanding shares of Alabama Gas Corporation from Energen Corporation (the “Acquisition”), as well as a commitment letter (the “Commitment Letter”) with Credit Suisse AG and its affiliates (collectively “Credit Suisse”) and Wells Fargo Bank, National Association and its affiliates (collectively, “Wells Fargo”, together with Credit Suisse, the “Banks”). Pursuant to the Commitment Letter, which was subsequently syndicated by the Banks to a group of 13 banks, including the Banks (collectively, the “Bridge Lenders”), effective April 28, 2014, the Bridge Lenders committed to provide a 364-day senior bridge term loan credit facility in an aggregate principal amount of up to $1.35 billion to fund the Acquisition.

On June 11, 2014, Laclede completed a public offering and sale of its common stock and equity units generating net proceeds of approximately $600 million, which are to be used to fund a portion of the purchase price for the Acquisition or other general corporate purposes and which, pursuant to the terms of the Commitment Letter, automatically reduced the commitments of the Bridge Lenders by an equal amount.

On June 16, 2014, Laclede and the Bridge Lenders entered into a first amendment to the Commitment Letter further reducing the aggregate commitments of the Bridge Lenders to $700 million.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed as part of this report:

99.1	1st Amendment to Commitment Letter, dated June 16, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Laclede Group, Inc.

Dated:	June 17, 2014	By:	/s/ Steven P. Rasche
Steven P. Rasche
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	1st Amendment to Commitment Letter, dated June 16, 2014